EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended 2000 Employee Stock Purchase Plan of Avici Systems Inc. and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Avici Systems Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Avici Systems Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Avici Systems Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 29, 2006